EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 24, 2013, with respect to the consolidated financial statements of Pure Bioscience, Inc., appearing in the Annual Report on Form 10-K of Pure Bioscience, Inc. for the year ended July 31, 2013.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
November 18, 2013